QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.16

PROMISSORY NOTE

Borrower:	Water Pik, Inc. Laars, Inc. 23 Corporate Plaza Suite 246 Newport Beach, CA 92660	Lender:	U.S. Bank National Association 4100 Newport Place, Suite 120 Newport Beach, CA 92660

Principal Amount: $		Date of Note: October 22, 2001

        PROMISE TO PAY.    WATER PIK, INC. and LAARS, INC. (referred to in this Note individually and collectively as "Borrower") jointly and severally promise to pay to U.S. Bank National Association ("Lender"), or order, in lawful money of the United States of America, the principal amount of                        Dollars ($                        ) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance thereof. Interest shall be calculated from the date of the disbursement.

        PAYMENT.    Principal and interest on the Loan shall be due and payable in eighty-four payments based upon a twenty-five (25) year amortization upon the dates and in the manner as follows:

  Commencing on October 31, 2001, and continuing on the same day of each month thereafter, Borrower shall pay to Lender all accrued and unpaid interest on the outstanding principal amount of the Loan.

  Commencing on October 31, 2001, and continuing on the same day of each month thereafter, up to and including that day of September, 2008, Borrower shall make monthly payments of principal in an amount equal to 1/300th of the initial principal balance of the Loan.

  On September 30, 2008, Borrower shall pay to Lender all of the unpaid principal balance hereof remaining unpaid on such date, together with any and all accrued and unpaid interest hereunder.

        INTEREST RATE.    Interest on the amount of the Loan shall accrue at the annual rate equal to the Applicable Margin (as defined below) plus the one-month LIBO rate, two-month LIBO rate or three-month LIBO rate (as selected by Borrower) quoted by Lender from Telerate Page 3750 or any successor thereto, which shall be the LIBO rate in effect two Banking Days prior to the commencement of an Interest Period (as defined below). The initial LIBO rate applicable hereto shall be the one-month LIBO rate in effect two Banking Days prior to the date of the disbursement of the Loan, which rate plus the Applicable Margin shall be in effect for the remainder of the initial Interest Period; such LIBO rate to be reset at the beginning of the next Interest Period. Lender's internal records of applicable interest rates shall be determinative in the absence of manifest error. For determining payment dates for this Loan, the Banking Day shall be the standard convention. If after the date of initial funding any governmental authority subjects Lender to any new or additional charge, fee, withholding or tax of any kind with respect to the Loan or changes the method of taxation of the Loan or changes the reserve or deposit requirements applicable to the Loan, the Borrower shall pay to Lender such additional amounts as will compensate Lender for such costs or lost income resulting therefrom as reasonably determined by Lender.

        Borrower shall select the one-month LIBO rate, two-month LIBO rate or three-month LIBO rate (the "LIBO rates") at which the outstanding principal amount of the Loan will accrue interest (effective on the first day of an Interest Period), by giving Lender notice in writing, or by telephone promptly confirmed in writing, given so as to be received by Lender not later than 10:00 a.m., Eastern Time, two Banking Days prior to the end of the existing Interest Period. Absent timely notice of

______ Note

Borrower's selection of a rate or in the event of the unavailability of a LIBO rate selected by Borrower, (a) Lender may at any time thereafter convert the rate of interest on the Loan to the Prime Rate, and the Loan shall accrue interest at the Prime Rate, and shall fluctuate with the Prime Rate, but until such conversion, the outstanding amounts of the Loan shall continue to accrue interest at the expired LIBO-based rate and (b) at any time after Borrower's failure to provide such timely notice or such unavailability of such a LIBO rate, regardless of whether Lender has converted the interest rate to the Prime Rate, Borrower may cause the Loan to accrue interest at one of the LIBO rates (if such rate is then available) by providing notice of such election not later than 10:00 a.m., Eastern Time, two Banking Days prior to the date on which Borrower desires for such LIBO rate to be in effect.

        "Banking Day" means any day on which commercial banks are open for business in New York, New York on which dealings in U.S. Dollars may be carried on by such banks in the interbank eurodollar market.

        "Interest Period" means a one-month, two-month or three month period, commencing on the date of the continuation of the Loan, that corresponds to the LIBO rate selected by Borrower for such Interest Period. For example, if Borrower selects a two-month LIBO rate, such rate will remain in effect for a two-month Interest Period. Each Interest Period that would otherwise end on a day which is not a Banking Day shall end on the next following Banking Day.

        "Applicable Margin" means: (a) from the date of disbursement of the Loan until the first adjustment pursuant to clause (b) of this paragraph below, 1.50%; and (b) commencing on the first day of the first month following the delivery of financial statements pursuant to the applicable subsections of the section of the Loan Agreement (as defined below) entitled AFFIRMATIVE COVENANTS, the margin as provided below based upon the Borrowers' Leverage Ratio (as defined in the Loan Agreement) calculated for the four fiscal quarter period of Borrower ended with the most recent fiscal quarter of Borrower in such financial statements.

Leverage Ratio:	Applicable Margin:
Greater than 2.00:1:00	2.50%
1.76:1.00 to 2.00:1.00	2.25%
1.51:1.00 to 1.75:1.00	2.00%
1.25:1.00 to 1.50:1.00	1.75%
Less than 1.25:1.00	1.50%

  Notwithstanding anything in this definition to the contrary, in the event that Lender shall fail to receive any required financial statements and the related Compliance Certificate for any fiscal quarter of Borrower within 45 days following the end of such fiscal quarter, as required by the Loan Agreement, then the Applicable Margin shall, at the end of such 45 day period, immediately and without notice or further action be the highest Applicable Margin provided above (such Applicable Margin to be in effect until the first day of the first calendar month after Lender receives the quarterly financial statements of Borrower required by the Loan Agreement and the related Compliance Certificate) and in the event that, with respect to any four fiscal quarter period of Borrower which shall be Borrower's fiscal year, the audited financial statements of Borrower required under the Loan Agreement for such fiscal year shall indicate a Leverage Ratio for such four fiscal quarter period higher or lower than that reflected in the financial statements and Compliance Certificates previously delivered to Lender for such four fiscal quarter period (and the difference is not attributable to a change in accounting methodology), and if the Applicable Margin would have been different during such four fiscal quarter period if the ratio of Leverage Ratio had been properly calculated, then the Applicable Margin shall be corrected retroactively to the effective date the incorrect Applicable Margin which was first determined, and Borrower or Lender, as applicable, shall make immediate payment to the other of the amount necessary to make the correction.

______ Note

  The annual interest rate for this Note is computed on the basis of actual days elapsed and the actual number of days in a year. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

  "Prime Rate" shall mean the prime rate of interest announced by Lender, from time to time, plus a margin of 0%.

  NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

        "Loan Agreement" means that certain Loan Agreement dated October 22, 2001 by and between Borrower and Lender.

        PREPAYMENT.    If the Loan is prepaid at any time that a LIBO rate is in effect other than the end of an Interest Period, whether by Borrower, as a result of acceleration upon default or otherwise, Borrower agrees to pay all of Lender's costs, expenses and Interest Differential (as determined by Lender) incurred as a result of such prepayment. The term "Interest Differential" shall mean the sum equal to the greater of 0 or the financial loss incurred by Lender resulting from prepayment, calculated as the difference between the amount of interest Lender would have earned (from like investments in the Money Markets as of the first day of the Interest Period) had prepayment not occurred and the interest Lender will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this measurement, Borrower agrees that the Interest Differential shall not be discounted to its present value. The term "Money Markets" refers to one or more wholesale funding markets available to Lender, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and others. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payment of accrued unpaid interest. Rather, they will reduce the principal balance due.

        LOAN FEES AND FINANCE CHARGES.    Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.

        EVENTS OF DEFAULT.    Each of the following shall constitute an Event of Default under this Note: (a) Borrower fails to make any payment when due. (b) Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender (and such failure shall not constitute an Event of Default under any of the other provisions of this section entitled "EVENTS OF DEFAULT") and such failure to comply shall continue for 30 calendar days after notice thereof to Borrower by Lender; provided, however, that in the event that such failure to comply is not capable of being cured (as determined by Lender in its reasonable discretion) within 30 calendar days, then Borrower shall have such longer period of time as Borrower reasonably requires to cure such failure to comply so long as Borrower commences cure within the 30 day period and thereafter diligently pursues cure to completion; and provided, further, that such longer period of time shall in no event exceed 60 calendar days. (c) Borrower defaults under any of the following in connection with a transaction the total value of which is equal to or greater than $1,000,000.00: any loan, extension of credit, or agreement executed in connection with security for a loan or extension of credit, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the Related Documents. (d) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect either now or at the time made or furnished. (e) The dissolution or termination of, or the insolvency of, Borrower, the appointment of a

______ Note

receiver for any part of Borrower's property, any general assignment for the benefit of creditors or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower. (f) Borrower is in default under any other note, security agreement, lease agreement or lease schedule, loan agreement or other agreement, whether new existing or hereafter made, between Borrower and Lender or any direct or indirect subsidiary of U.S. Bancorp. (g) Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower, any creditor of any Grantor against any collateral securing the Indebtedness, or by any governmental agency. (h) This Note or any of the Related Documents (as defined in the Loan Agreement) ceases to be in full force and effect (except upon repayment, but including failure of any Security Agreement (as defined in the Loan Agreement) to create a valid and perfected Security Interest (as defined in the Loan Agreement)) at any time and for any reason.

        LENDER'S RIGHTS.    Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon Borrower's failure to pay all amounts declared due pursuant to this section, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the variable interest rate on this Note to 2.000 percentage points over the Prime Rate. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys; fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of California. This Note is secured, however, by the lien of a (Deed of Trust or Mortgage, as applicable), Security Agreement, Financing Statement and Assignment of Rents encumbering real property in the State of                        . If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Los Angeles County, the State of California. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. This Note shall be governed by and construed in accordance with the laws of the State of California, except to the extent that the laws of the State of                        govern the exercise of Lender's foreclosure and other real property remedies.

        COLLATERAL.    Borrower acknowledges this Note is secured by, in addition to any other collateral, a (Deed of Trust or Mortgage, as applicable), Security Agreement, Financing Statement and Assignment of Rents dated October 22, 2001 (the "                        "), by                        , Inc. to a trustee is favor of Lender on certain real property commonly known as                        . The                        contains the following due on sale provision: "It is expressly acknowledged, covenanted and agreed that except as may be permitted in this                        that there may be no sale, lease, exchange, assignment, conveyance, encumbrance, mortgage, alienation, transfer or other disposition (herein collectively called a "Disposition") of (a) all or any portion of the Property or any lease thereof (or any interest therein) which gives the lessee any option to purchase the Property or any part thereof, or (b) all or any part of the legal or beneficial ownership interest or management control in Borrower, unless Lender has provided its prior written consent thereto. In the event there occurs a Disposition without Lender's written consent, then Lender may, at Lender's option, accelerate the maturity of the Note and enforce any and all of Lender's rights, remedies and recourses set forth in this                        upon the occurrence of an Event of Default. It is acknowledged and agreed that the Lender may withhold, at its sole option, its consent to any Disposition as described above. Lender's failure to respond or otherwise consent within such thirty (30) day period shall be deemed a denial of the request for approval. Lender's failure to exercise its remedies hereunder for a disapproved Disposition shall not be construed as a waiver of Lender's right to subsequently exercise such remedies, and Lender's approval of a Disposition shall not be construed as a waiver of the provisions hereof with respect to

______ Note

any subsequent Disposition. The rights and options herein granted to Lender may be exercised at Lender's sole option and discretion, need not be based upon an increased business risk or any other risk, and are an integral and valuable part of the security given to Lender. Notwithstanding the provisions of this section, Borrower may sell or otherwise convey the Property, or any interest therein, without the consent of Lender provided that all outstanding and unpaid amounts of the Secured Obligations [as defined in the                        ] are fully repaid at the time of such sale or conveyance."

        TERM LOAN.    This Note evidences a straight term loan. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (a) Borrower is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (b) Borrower ceases doing business or is insolvent; or (c) Borrower has applied funds provided pursuant to this Note for purposes other than these authorized by Lender.

        GENERAL PROVISIONS.    Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Each Borrower understands and agrees that, with or without notice to Borrower, Lender may with respect to any other borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any nonjudicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other borrower. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

______ Note

        PRIOR TO SIGNING THIS NOTE, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. EACH BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

                      DATED: OCTOBER 22, 2001

BORROWER:
Water Pik, Inc., a Delaware corporation
By:	/s/ SIGNATURE ON FILE Victor C. Streufert Vice President—Finance, Chief Financial Officer, and Treasurer
Laars, Inc., a Delaware corporation
By:	/s/ SIGNATURE ON FILE Victor C. Streufert Vice President—Finance, Chief Financial Officer, and Treasurer
LENDER:
U.S. Bank National Association
By:	/s/ SIGNATURE ON FILE Richard M. McNiven, Vice President

______ Note

Schedule to Form of Promissory Note
(Schedule to Exhibit 4.16 to Form 10K filed 3/21/02)

Borrowers: Water Pik, Inc. and Laars, Inc.
Lender: U.S. Bank National Association

Reference	Principal Amount	Collateral (real estate security for note)	Owner of Collateral	Security Instrument (type)
1. Moorpark Note	$8,850,000.00	6000 Condor Drive, Moorpark, CA	Laars, Inc.	Deed of Trust
2. Ft. Collins Note	$5,980,000.00	1730 E. Prospect Rd., Ft. Collins, CO	Water Pik, Inc.	Deed of Trust
3. Loveland Note	$3,510,000.00	609 14th Street SW, Loveland, CO	Water Pik, Inc.	Deed of Trust
4. Rochester Note	$2,250,000.00	20 Industrial Way, Rochester, NH	Laars, Inc.	Mortgage

______ Note

QuickLinks

PROMISSORY NOTE